Exhibit 99.1

NEWS RELEASE
FOR RELEASE: IMMEDIATE
GATX ADDS JAMES REAM TO BOARD OF DIRECTORS
     CHICAGO, July 25 - GATX Corporation (NYSE:GMT) reported that James B. Ream was elected by the GATX Board of Directors to serve as an independent director.
     “Jim understands the complexities of leading a public company,” said Brian A. Kenney, chairman and CEO of GATX Corporation. “He took ExpressJet public and is very familiar with corporate operations and governance. I am pleased he has joined our outstanding group of independent directors.”
     Mr. Ream is the president and chief executive officer of ExpressJet Airlines, Inc. (NYSE:XJT), which operates 274 regional jets to over 160 destinations in North America. He began his career in the airline industry at Evergreen International Aviation, Inc. in 1980 as an aircraft mechanic, joining American Airlines in 1987 as a financial analyst. After holding several increasingly responsible positions, he joined Continental Airlines in 1996 as vice president — finance, rising to become president and chief operating officer of Continental Express Airlines, Inc., which was taken public as ExpressJet Airlines, Inc. in 2001. Mr. Ream served in the United States Army as a helicopter mechanic and crew chief and holds Federal Aviation Administration certificates as an airframe/powerplant mechanic and private pilot. He received his bachelor of science degree in business administration from San Diego State University and master’s degree in business administration from Northwestern University.
COMPANY DESCRIPTION
     GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Rhonda S. Johnson
Director, Investor Relations
GATX Corporation
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.